CPI Aerostructures, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES RECEIVES EXTENSION TO CURE NON-COMPLIANCE FROM NYSE

Edgewood, N.Y., October 16, 2020 - CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE American: CVU) announced that, on October 15, 2020, it received a notice from the NYSE American LLC (“Exchange”) informing CPI Aero that the Exchange had accepted CPI Aero’s plan to regain compliance with the Exchange standard for continued listing of its common stock under the timely filing criteria included in Section 1007 of the NYSE American Company Guide. The Exchange has granted CPI Aero additional three-month period, or until January 15, 2021, to file its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2020 and September 30, 2020 and to regain compliance with the timely filing criteria. The notification from the Exchange has no immediate effect on the listing or trading of the Company’s common stock. If the Company fails to file such Forms 10-Q on or before January 15, 2021, the Exchange may, in its sole discretion, allow the Company's common stock to trade for up to an additional three months.

About CPI Aero

CPI Aero is a U.S. manufacturer of structural assemblies for fixed wing aircraft, helicopters and airborne Intelligence Surveillance and Reconnaissance and Electronic Warfare pod systems, primarily for national security markets. Within the global aerostructure supply chain, CPI Aero is either a Tier 1 supplier to aircraft OEMs or a Tier 2 subcontractor to major Tier 1 manufacturers. CPI also is a prime contractor to the U.S. Department of Defense, primarily the Air Force. In conjunction with its assembly operations, CPI Aero provides engineering, program management, supply chain management, and MRO services. CPI Aero is included in the Russell Microcap® Index.

The above statements include forward looking statements that involve risks and uncertainties. Such forward-looking statements may relate to, among other things, CPI Aero’s continued efforts and ability to regain and maintain compliance with the NYSE American Company Guide and the timing of the filing of CPI Aero’s Form 10-Qs. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties. CPI Aero does not undertake any obligation to update forward-looking statements as a result of new information, future events or developments or otherwise.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc. For more information, visit www.cpiaero.com, and follow us on Twitter @CPIAERO.

Contact:

Investor Relations Counsel:

LHA Investor Relations

Jody Burfening

(212) 838-3777

cpiaero@lhai.com

www.lhai.com